EXHIBIT 99.1

Somerset Hills Bancorp Reports 2012 Fourth Quarter and Higher Full-Year Earnings

BERNARDSVILLE, N.J., Jan. 24, 2013 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH) (the "Company"), parent company of Somerset Hills Bank (the "Bank"), today reported full-year net income of $3.4 million for 2012, a 20.1% increase over the $2.8 million earned in 2011. On a fully diluted per share basis, net income was $0.63 per share for 2012 and $0.52 per share for 2011. For the fourth quarter of 2012, the Company earned $844,000, representing a 2.7% increase from 2011 fourth quarter net income of $822,000. Diluted earnings per share amounted to $0.16 in the fourth quarter of both 2012 and 2011.

Stewart E. McClure, Jr., President and CEO, noted, "The Company reported another quarter of good financial results despite a continuing difficult operating environment for banks that has been marked by high levels of unemployment and weak real estate valuations. Both the Company's and the banking industry's net interest margins continue to be under duress as longer term assets reprice at increasingly lower levels as a result of the lingering low interest rate environment. Our credit quality remains strong as nonaccrual loans were 0.31% of total loans at the end of 2012. In addition, our cost containment efforts have been instrumental in the improvement in our efficiency ratio to 61.9% for the year 2012, down from 66.8% for all of 2011."

Net Interest Income (Tax Equivalent Basis)

Fully taxable equivalent ("FTE") net interest income for 2012 was $12.1 million, up modestly, from the $12.0 million earned in 2011. The slight increase in net interest income during 2012 was primarily attributable to a 4.7% increase in average interest-earning assets to $334.0 million in 2012 from $318.9 million in 2011, which was partially offset by a 16 basis-point decline in the net interest margin to 3.62% in 2012 from 3.78% in 2011.  FTE net interest income for the fourth quarter of 2012 totaled $2.9 million, a decline of $151,000, or 4.9%, from the $3.1 million earned in the fourth quarter of 2011.  The decrease in FTE net interest income for the fourth quarter of 2012 from the same quarter of 2011 was primarily due to a 20 basis-point narrowing of the net interest margin to 3.35% from 3.55% for the fourth quarter of 2011. Growth in average interest earning assets of 1.1% in the fourth quarter of 2012 to $346.7 million over $342.8 million for the fourth quarter of 2011 served to partially offset the decline in net interest income. Average total loans increased by 5.1% in the full-year comparison and by 2.7% in the fourth-quarter comparison.

Non-Interest Income

Non-interest income increased to $2.8 million for the year 2012 from $2.0 million for 2011. After excluding net securities gains realized in both years and a nonrecurring, tax-free mortality gain recorded in 2011 of $267,000 on a bank-owned life insurance policy, adjusted non-interest income grew 36.0% during 2012 to $2.3 million over the $1.7 million earned in 2011. An increase in gains on sales of residential loans at Sullivan Financial Services, Inc. ("Sullivan") in 2012 to $1.4 million from $786,000 in 2011 was the primary factor contributing to the year-to-year growth in adjusted non-interest income. For the fourth quarter of 2012, non-interest income amounted to $1.0 million, up from $503,000 earned in the fourth quarter of 2011. Excluding net securities gains, adjusted non-interest income increased to $666,000, or 32.4% in the fourth quarter of 2012 from $503,000 earned in the fourth quarter of 2011. This increase in adjusted non-interest income was primarily attributable to increased origination volume and sales of residential loans at Sullivan. The gains realized on the sales of investment securities in 2012 amounted to $500,000 and were undertaken by the Company as part of its ongoing asset liability management strategy.

Non-Interest Expense

Non-interest expense declined to $9.3 million for the year 2012 from $9.6 million for all of 2011, and increased to $2.5 million in the fourth quarter of 2012 from $2.3 million in the same quarter of 2011.  Included in non-interest expense in the fourth quarter of 2012, in the third quarter of 2011 and the respective full-year periods were nonrecurring losses on the early extinguishment of Federal Home Loan Bank borrowings of $334,000 in 2012 and $426,000 in 2011. Excluding these items, adjusted non-interest expense decreased by $270,000 or 2.9% to $8.9 million for the year 2012 from $9.2 million in the year 2011 and declined by $48,000 or 2.1% to $2.2 million for the fourth quarter of 2012 from $2.3 million for the fourth quarter of 2011.  The declines in operating expenses were primarily due to decreases in personnel, occupancy and data processing expenses.  Management continues to aggressively manage its expense containment efforts, which have yielded cost savings in many areas of the Company's operations.

Provision for Income Taxes

The Company recorded income tax provisions of $1.8 million for the full-year and $449,000 for the fourth quarter 2012, respectively, versus $1.2 million and $430,000 for the full-year and fourth quarter of 2011, respectively.  The effective tax rates were 35.1% and 34.7% for the year and fourth quarter of 2012, respectively and 29.7% and 34.3% for the year and fourth quarter of 2011, respectively.  The increase in the effective tax rates for the year 2012 was due to an increase in revenue from taxable sources.

Asset Quality

The full-year provision for loan losses was $290,000 in 2012 versus $220,000 for the year 2011, and the fourth-quarter provision for loan losses was $50,000 in 2012 versus $20,000 for the fourth quarter of 2011.  Net charge-offs of $114,000 and $113,000 were recorded in the year 2012 and 2011, respectively.  For the fourth quarter of 2012, net charge-offs totaled $59,000 compared to $5,000 for the same quarter of 2011.  The allowance for loan losses was $3.2 million, or 1.31% of total loans, at December 31, 2012 and $3.0 million, or 1.28% of total loans, at December 31, 2011.

Non-accrual loans at the end of 2012 amounted to $746,000, representing 0.31% of total loans, and $146,000, or 0.06% of total loans at December 31, 2011. The non-performing asset ratio, which is defined as nonaccrual loans and OREO as a percentage of total assets, was 0.20% at December 31, 2012 and 0.04% at December 31, 2011. The Company had no OREO at the end of both 2012 and 2011 and troubled debt restructured loans ("TDRs") were $340,000 and $344,000 at December 31, 2012 and 2011, respectively.  Loans past due 90 days or more and still accruing amounted to $420,000 at the end of 2012 compared with none at year-end 2011. As of December 31, 2012, the Company had $216,000 in loans delinquent 30 to 89 days, representing 0.09% of total loans, versus $875,000, or 0.38%, of total loans at the end of 2011.

Financial Ratios

As of December 31, 2012, the Company's tangible common equity ratio and tangible book value per share were 11.34% and $7.79, respectively. As of the end of 2011, the Company's tangible common equity ratio and tangible book value per share were 11.09% and $7.55, respectively.

Dividend Declaration

Based upon the Company's fourth quarter performance, the Board of Directors declared a quarterly cash dividend of $0.08 per share payable February 28, 2013 to shareholders of record as of February 14, 2013.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
($ in thousands, except per share data)	2012	2011	2012	2011
Income Statement Data:
Net interest income	$ 2,875	$ 3,020	$ 11,915	$ 11,847
Provision for loan losses	50	20	290	220
Net interest income after loan loss provision	2,825	3,000	11,625	11,627
Non-interest income	1,005	503	2,848	2,002
Non-interest expense	2,537	2,251	9,265	9,627
Income before income taxes	1,293	1,252	5,208	4,002
Income tax expense	449	430	1,830	1,189
Net income	$ 844	$ 822	$ 3,378	$ 2,813
Diluted earnings per share	$ 0.16	$ 0.16	$ 0.63	$ 0.52
Balance Sheet Data:
At period end
Total assets	$ 368,930	$ 364,025
Loans, net	238,753	229,503
Loans held for sale	6,977	2,969
Allowance for loan losses	3,158	2,982
Investment securities held to maturity	8,900	10,738
Investment securities held for sale	13,370	43,579
Deposits	320,187	314,714
Borrowings	5,500	7,500
Shareholders' equity	41,848	40,369
Book value per share	7.79	7.55
Tangible common equity ratio	11.34%	11.09%
Average for the period
Loans	$ 237,098	$ 230,915	$ 235,457	$ 223,937
Interest-earning assets	346,655	342,831	333,994	318,851
Total assets	366,695	364,120	354,435	339,582
Shareholders' equity	41,965	40,557	41,442	40,308
Diluted shares outstanding (in thousands)	5,380	5,395	5,371	5,459

Performance Ratios/Amounts:
Return on average assets	0.92%	0.90%	0.95%	0.83%
Return on average equity	8.00%	8.04%	8.15%	6.98%
Fully taxable equivalent net interest margin	3.35%	3.55%	3.62%	3.78%
Efficiency ratio	61.5%	63.0%	61.9%	66.8%
Fully taxable equivalent net interest income	$ 2,918	$ 3,069	$ 12,091	$ 12,044

Asset Quality:
Net charge-offs (recoveries)	$ 59	$ 5	$ 114	$ 113
At period end
Nonaccrual loans	746	146
OREO property	--	--
Total nonperforming assets	746	146
Loans past due 90 days or more and still accruing	420	--
Troubled debt restructured loans	340	344
Loans past due 30 to 89 days and still accruing	216	875
Nonaccrual loans to total loans	0.31%	0.06%
Nonperforming assets to total assets	0.20%	0.04%
Allowance for loan losses to total loans	1.31%	1.28%
Allowance as a % of nonperforming loans	423%	2042%

SOMERSET HILLS BANCORP
Statement of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
INTEREST INCOME

Loans, including fees	$ 2,841	$ 3,015	$ 11,775	$ 11,879
Investment securities	253	398	1,294	1,626
Interest bearing deposits with other banks	48	41	135	135
Total interest income	3,142	3,454	13,204	13,640

INTEREST EXPENSE
Deposits	205	367	1,029	1,450
Federal Home Loan Bank advances	62	67	260	343
Total interest expense	267	434	1,289	1,793

Net Interest Income	2,875	3,020	11,915	11,847

PROVISION FOR LOAN LOSSES	50	20	290	220

Net Interest Income after Provision for Loan Losses	2,825	3,000	11,625	11,627

NON-INTEREST INCOME
Service fees on deposit accounts	89	73	322	286
Gains on sales of mortgage loans, net	406	262	1,362	786
Bank owned life insurance	67	73	270	555
Gain on sales of investment securities, net	339	--	500	9
Other income	104	95	394	366
Total Non-Interest Income	1,005	503	2,848	2,002

NON-INTEREST EXPENSE
Salaries and employee benefits	1,272	1,338	5,238	5,324
Occupancy expense	319	358	1,328	1,499
Advertising and business promotions	30	29	119	129
Printing stationery and supplies	25	24	134	128
Data processing	127	136	505	539
Loss on debt extinguishment	334	--	334	426
Other operating expense	430	366	1,607	1,582
Total Non-Interest Expense	2,537	2,251	9,265	9,627

Income before Provision for Taxes	1,293	1,252	5,208	4,002

PROVISION FOR INCOME TAXES	449	430	1,830	1,189

Net income	$ 844	$ 822	$ 3,378	$ 2,813

Diluted earnings per common share	$ 0.16	$ 0.16	$ 0.63	$ 0.52

SOMERSET HILLS BANCORP
Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS

Cash and due from banks	$ 7,544	$ 4,588
Interest bearing deposits at other banks	75,902	55,411
Total cash and cash equivalents	83,446	59,999
Loans held for sale	6,977	2,969
Investment securities held to maturity (Approximate market value of $9,186 in 2012 and $10,849 in 2011)	8,900	10,738
Investments available for sale	13,370	43,579
Loans receivable	241,911	232,485
Less allowance for loan losses	(3,158)	(2,982)

Net loans receivable	238,753	229,503

Premises and equipment, net	4,868	4,996
Bank owned life insurance	8,245	8,000
Accrued interest receivable	1,036	1,168
Prepaid expenses	790	985
Other assets	2,545	2,088

Total assets	$ 368,930	$ 364,025

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits - demand	$ 87,279	$ 80,532
Interest bearing deposits
NOW, money market and savings	198,595	193,276
Certificates of deposit, under $100,000	17,716	20,875
Certificates of deposit, $100,000 and over	16,597	20,031
Total deposits	320,187	314,714

Federal Home Loan Bank advances	5,500	7,500
Other liabilities	1,395	1,442

Total liabilities	327,082	323,656

STOCKHOLDERS' EQUITY
Preferred stock - 1,000,000 shares authorized, none issued	--	--
Common stock - authorized 9,000,000 shares of no par value; issued and outstanding, 5,369,673 shares in 2012 and 5,344,648 shares in 2011	37,143	36,972
Retained earnings	4,333	2,608
Accumulated other comprehensive income	372	789

Total stockholders' equity	41,848	40,369

Total liabilities and stockholders' equity	$ 368,930	$ 364,025
CONTACT: Stewart E. McClure, Jr.
         President & CEO
         908.630.5000

         Alfred J. Soles
         Executive VP & CFO
         908.630.5018